Exhibit 99.1

Trimeris To File Third Quarter Form 10-Q on Monday, November 13, 2006

  Accounting Question Resolved With No Financial Impact

MORRISVILLE, N.C. -- November 10, 2006 -- Trimeris, Inc. (Nasdaq: TRMS) announced today that it has delayed filing its Quarterly Report on Form 10-Q for the period ended September 30, 2006, in order to complete research into an accounting question that arose during the final stages of preparing the Form 10-Q. This question has been resolved with no impact on earnings or other financial information previously provided.

The Company will file a Form 12b-25, Notification of Late Filing, with the SEC on Monday, November 13, which is the first SEC business day after the regularly scheduled due date of the 10-Q. Having resolved this question, the Company intends to file its Form 10-Q on Monday, November 13, 2006.

About Trimeris, Inc.
Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company's web site at http://www.trimeris.com.